CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated October 23, 2006 relating to the consolidated financial statements Sibling Entertainment Group, Inc. (“Company”), which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, appearing in the Annual Report on Form 10-KSB of Sibling Entertainment Group, Inc. , for the year ended June 30, 2006 and to the reference to us under the caption “Experts”.

s/s Rosenberg Rich Baker Berman & Co.
Rosenberg Rich Baker Berman & Co.
August 13, 2007